August 16, 1999


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

        Re:     File No. 70-9453
                Eastern Utilities Associates et al. / Declaration with Respect to a Guaranty by Eastern Edison Company of the Obligations of Montaup Electric Company Under a Power Purchase and Sale Agreement

Ladies and Gentlemen:

        As counsel for Eastern Utilities Associates ("EUA"), Eastern Edison Company, ("Eastern"), and Montaup Electric Company ("Montaup"), we are furnishing this opinion to be used in connection with the filing by Eastern, on February 16, 1999, with the U.S. Securities and Exchange Commission (the "Commission"), of a Declaration on Form U-1, as amended (File No. 70-9453; hereinafter, the "Declaration"), under the Public Utility Holding Company Act of 1935, as amended. In conjunction with Montaup's divestiture of its generating assets and existing power purchase agreements ("Existing Power Contracts") pursuant to approved settlement agreements with its state regulators in Massachusetts and Rhode Island, Montaup has agreed to sell to Constellation Power Source, Inc. ("CPS"), a nonassociate company, under a Power Purchase and Sale Agreement (the "Sale Agreement"), the economic benefits and performance obligations associated with certain Existing Power Contracts, subject to Montaup's continuing obligations to make certain payments under those Existing Power Contracts. In the Declaration, EEC requests authorization to guaranty Montaup's performance, and to pay CPS's expenses for enforcing its rights, under the Sale Agreement (the " Guaranty"), all upon the terms and conditions described in the Declaration. The issuance of the Guaranty upon the terms and conditions set forth in the Declaration is hereinafter referred to as the "Proposed Transaction."

        It is our opinion, subject to the additional assumptions, exceptions and qualifications hereinafter stated, that in the event the Proposed Transaction is consummated in accordance with the Declaration:

        (a) All Massachusetts state laws applicable to the Proposed Transactions will have been complied with by EUA, Eastern, and Montaup.

        (b) Eastern, being the potential issuer of the Guaranty, is a validly organized and duly existing corporation organized under the laws of the Commonwealth of Massachusetts and the Guaranty issued by Eastern will be the valid and binding obligation of Eastern, enforceable in accordance with its terms.

        (c) The consummation of the Proposed Transaction will not violate the legal rights of the holders of any of the securities issued by EUA, Eastern, Montaup or any of their associate companies, Blackstone Valley Electric Company ("Blackstone"), Newport Electric Corporation ("Newport"), EUA Cogenex Corporation ("Cogenex"), EUA Ocean State Corporation ("Ocean State"), EUA Service Corporation ("ESC"), EUA Telecommunications Corporation ("EUA Telecommunications"), Northeast Energy Management, Inc. ("NEM"), EUA Citizens Conservation Services, Inc. ("CCS"), EUA Cogenex-West Corporation ("Cogenex-West"), EUA Cogenex-Canada Inc. ("Cogenex-Canada"), EUA Cogenex-Canada Energy Services, Inc. ("Cogenex-Canada Energy Services") (each of NEM, CCS, Cogenex-West, Cogenex-Canada and Cogenex-Canada Energy Services being an associate or subsidiary company of Cogenex), EUA Energy Services, Inc. ("Energy Services"), Duke/Louis Dreyfus Energy Services (New England) L.L.C. ("D/LDNE") (D/LDNE being an associate company of Energy Services), EUA Energy Investment Corporation ("EEIC"), EUA TransCapacity, Inc. ("TransCapacity"), EUA BIOTEN, Inc. ("EUA BIOTEN"), BIOTEN Operations, Inc. ("BIOTEN Operations"), EUA Compression Services, Inc. ("EUACS") (TransCapacity, EUA BIOTEN, BIOTEN Operations and EUACS being associate companies of EEIC), Ocean State Power I ("OSP I"), Ocean State Power II ("OSP II") (OSP I and OSP II being Rhode Island general partnerships), Eastern Edison Electric Company (" Eastern Electric"), APS Cogenex L.L.C. ("APS"), EUA WestCoast L.P. ("EUA WestCoast"), TransCapacity, L.P., BIOTEN GPM ("GPM"), Eastern Unicord Corporation ("Eastern Unicord"), EUA Energy Capital and Services I ("EUA Capital I"), EUA Energy Capital an d Services II ("EUA Capital II"), EUA FRC II Energy Associates ("EUA FRC"), Micro Utility Partners of America ("Micro"), and Renova, L.L.C. ("Renova").

        This opinion, in addition to being subject to the consummation of the Proposed Transaction in accordance with the Declaration, is also subject to the following additional assumptions, exceptions and qualifications:

        (1) compliance with such order or orders as the SEC may issue from time to time upon the Declaration;

        (2) the accuracy of information furnished to us (a) as to the outstanding securities of EUA, Eastern, Montaup and their associate companies, Blackstone, Newport, Cogenex, Ocean State, ESC, EUA Telecommunications, NEM, CCS, Cogenex-West, Cogenex-Canada, Cogenex-Canada Energy Services, Energy Services, D/LDNE, EEIC, TransCapacity, EUA BIOTEN, BIOTEN Operations, EUACS, OSP I, OSP II, Eastern Electric, APS, EUA WestCoast, TransCapacity, L.P., GPM, Eastern Unicord, EUA Capital I, EUA Capital II, EUA FRC, Micro and Renova, and
(b) that there is no provision or condition in the Guaranty or in any document in connection with the Guaranty or any of the above listed corporations limiting the Proposed Transaction;

        (3) that all requirements of applicable state securities or "blue sky" laws will have been complied with;

        (4) that the enforceability of the Proposed Transaction may be subject to and affected by applicable bankruptcy, receivership, insolvency, reorganization, moratorium, fraudulent conveyance or other laws affecting the enforcement of the rights and remedies of creditors generally (including, without limitation, such as may deny giving effect to waivers of rights to debtors or guarantors); and such duties and standards as are or may be imposed on creditors, including, without limitation , good faith, reasonableness and fair dealing under any applicable statute, rule, regulation or judicial decision; and

        (5) that the enforceability of the Proposed Transaction may be subject to and affected by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and the exercise of equitable powers by a court of competent jurisdiction (and no opinion is given herein as to specific performance or as to the availability of other equitable remedies or equitable relief of any kind).

        This opinion relates only to federal law and the laws of the Commonwealth of Massachusetts, and we express no opinion with respect to any other jurisdiction. To the extent that certain matters addressed may involve the laws of other states, we have assumed that such laws are not materially different from the laws of the Commonwealth of Massachusetts.

        We consent to the use of this opinion in connection with the Declaration.

                                                        Very truly yours,



                                                        McDermott, Will & Emery